ISSUER FREE WRITING PROSPECTUS

Dated November 2, 2012

Filed Pursuant to Rule 433

Registration No. 333-182470

NORTHWEST BIOTHERAPEUTICS, INC.   FREE WRITING PROSPECTUS

Northwest Biotherapeutics, Inc. (the "Company") filed Amendment No. 1 to its Registration Statement on Form S-1 (including a prospectus) with the SEC on November 1, 2012. The registration statement has not yet become effective. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The preliminary prospectus, dated October 29, 2012, is available on the SEC Web site at http://www.sec.gov/Archives/edgar/data/1072379/000114420412058782/v322083_s1a.htm.

Alternatively, the Company or any underwriter participating in the offering will arrange to send you the prospectus and/or supplements thereto if you contact Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 11th Floor, New York, NY, 10019, telephone: 212-813-1010 or e-mail: prospectus@aegiscap.com.

The Company does not believe that the following communication presents an offer as defined in the Securities Act of 1933, as amended. However, the Company is filing the communication as a Free Writing Prospectus as a precautionary matter.

Attached hereto is a copy of the Company’s November 2012 Company Overview.

Company Overview November 2012

2 Disclaimer 2 This communication is neither an offer to sell nor a solicitation of an offer to buy any securities mentioned herein. This publication is confidential for the information of the addressee only and may not be reproduced in whole or in part; copies circulated, or disclosed to another party, without the prior written consent of Northwest Biotherapeutics (NWBT) are strictly prohibited. Certain statements made in this presentation are “forward - looking statements” of NWBT as defined by the Securities and Exchange Commission (“SEC”). All statements, other than statements of historical fact, included in this presentation that address activities, events or developments that NWBT believes or anticipates will or may occur in the future are forward - looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors NWBT believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of NWBT. Investors are cautioned that any such statements are not guarantees of future performance. These forward - looking statements could cause actual results and developments to differ materially from those expressed or implied in such statements, including our ability to raise funds for general corporate purposes and operations, including our clinical trials, the commercial feasibility and success of our technology, our ability to recruit qualified management and technical personnel, our ability to scale up the manufacturing of our product candidates for commercialization, the success of our clinical trials and our ability to obtain and maintain required regulatory approvals for our products. Furthermore, NWBT does not intend (and is not obligated) to update publicly any forward - looking statements. The contents of this presentation should be considered in conjunction with the risk factors contained in NWBT’s recent filings with the SEC, including its Form S - 1/A filed November 1, 2012.

3 Offering Summary Issuer Northwest Biotherapeutics , Inc. Listing/Ticker OTCBB: NWBO Applied to list on the NasdaqCM : NWBO Offering Size $25 million (15% over - allotment) Securities Offered Common Stock Use of Proceeds Phase III trial with DCVax - L for GBM brain cancer Phase I/II trial with DCVax - Direct for all solid tumors Book - runner Aegis Capital Corp.

4 DCVax ® -- the Future of Cancer Medicine….Now » Immune therapies » M ultiple cancer targets » Personalized medicine

5 NWBT Overview • Immune therapies for cancer: right time, right place . • DCVax ® platform technology. Multiple chances to win . • 3 product lines : 2 products at Phase III stage, 1 product at Phase I/II • 2 products applicable to all solid tumor cancers (cancers in any tissues) • Phase III trial and manufacturing in both US & Europe • Late stage : Phase III trial underway; top line results in 16 - 18 mos. • News flow from multiple other programs while Phase III under way • Positive clinical results to date: adding years, without toxicity • Attractive product economics, due to cost effective batch mfg. • Solid intellectual property : >130 issued and pending patents • Experienced management team; exceptional partners

6 NWBT Management Team • CEO: Ms. Linda Powers Over 10 years’ experience building biotech companies, developing cell therapy products. Over 15 years’ experience in corporate finance, M&A, joint ventures, and intellectual property. Largest shareholder of NW: >$20 million invested. • COO : Dr. Anthony Maida Over 20 years’ experience building oncology companies; expertise in the business, financial, clinical, regulatory and science. Former controller of multi - billion dollar division of public co. • CSO: Dr. Alton Boynton Co - founder, formerly Director of the Department of Molecular Medicine of Northwest Hospital, Associate Director of Cancer Research Center of Hawaii. • CTO: Dr. Marnix Bosch Formerly Head of Department of Molecular Biology at Dutch National Institute of Health. Authored more than 40 peer - reviewed research publications in immunology and virology. • SVP, Business Development: Mr. Les Goldman Formerly Partner at Skadden, Arps for over 30 years. • CEO, NW Bio GmbH: Dr. Guenter Rosskamp Formerly Head of Central Nervous System Therapeutics and Head of Business Development at Schering AG (now part of Bayer AG); responsible for multiple blockbuster drugs.

Exceptional Partners: Fraunhofer Institute • Leader in Cell/Immune Therapies (unlike big pharma , who have not yet developed cell therapy capabilities) • $2.3 billion annual revenue • 18,000 Scientists, Engineers and Business Personnel 7 NWBT’s partnership with Fraunhofer provides key benefits that biotech companies usually obtain from partnering with big pharma …. » Capacity: state of the art manufacturing facilities at Fraunhofer dedicated to NWBT’s programs, with no capital cost to NWBT » Credibility and validation: with regulators and physicians/medical centers » Capital: access to large - scale grant funding Fraunhofer is a world renowned leader in new technologies

8 3 major product lines based on DCVax ® platform technology DCVax ® Products Can Address Most Cancers Product Composition Market Stage DCVax ® - L Patient’s activated dendritic cells + biomarkers from patient’s tumor tissue ~All solid tumor cancers (cancers in any tissues) that can be surgically removed Phase III DCVax ® - Direct Patient’s partially activated dendritic cells, directly injected into patient’s tumor(s) + biomarkers picked up onsite in tumor ~All solid tumor cancers that cannot be surgically removed – virtually all locations in body (with ultra - sound guidance for interior) Phase I/II DCVax ® - Prostate Patient’s activated dendritic cells + recombinant biomarker of prostate cancer (PSMA) Late stage (“hormone independent”) prostate cancer: non - metastatic and metastatic Phase III

Pre - clinical Start Ph I Start Ph II Start Ph III 9 Multiple Products Advancing: Robust Development Pipeline DCVax ® Direct: Phase I/II DCVax ® - Prostate : Phase III (pending partnering) Brain Cancer Phase III (under way) All solid tumor cancers (in process) Colon cancer metastases (in process) Future potential applications : pancreatic, head & neck, melanoma DCVax ® - L: Future potential applications : Ovarian (Phase I/II already completed) Non - metastatic colon Triple negative breast

10 Buyout Comparisons Company Acquirer Deal Size Lead Products Stage at Acquisition Cougar Biotechnology J&J $970M Zytiga : Hormone Independent Prostate Cancer Phase III Clinical Trials Biovex Amgen $1B OncoVEX : Melanoma Head and Neck Cancer Phase II/III Clinical Trials Micromet Amgen $1.16B Blinatumomab : Leukemia Lymphoma Solitomab : Advanced Solid Tumors Phase I & II Clinical Trials Avila Therapeutics Celgene $925M AVL - 292 : B Cell Cancers Avilomics Phase I Clinical Trials

Recent Events Building Toward Inflection • Clinical/Regulatory » FDA approval -- upgrade of DCVax - L brain cancer trial to Phase III trial » Phase III trial expansion -- 41 sites across US » UK regulatory approval -- brain cancer Phase III trial » Phase III trial expansion -- 4 leading UK medical centers » German regulatory approval -- DCVax manufacturing » FDA approval -- DCVax - Direct Phase I/II trial for all solid tumor cancers • Capital » $ 5.5 M grant from German government – one of largest ever given • Commercial » CEO of German subsidiary: high profile former big pharma executive » Expansion of Fraunhofer Institute collaboration » Launch of “Specials” program in UK for compassionate use cases 11

12 Potential Value Milestones In Multiple Programs Over Next 16 - 18 Months • Corporate partnering • Potential German regulatory approval for Phase III brain cancer trial • Potential German regulatory approval for compassionate use program • Launch German sites/enrollment for DCVax ® - L brain cancer trial • Launch UK sites/enrollment for Phase III brain cancer trial • Potential regional partnering • Interim analyses of Phase III trial • Completion of Phase III trial enrollment • Topline results of Phase III trial DCVax ® - Prostate Program: DCVax ® - L Program:

13 Potential Value Milestones In Multiple Programs Over Next 16 - 18 Months (cont’d) DCVax ® - Direct program: • Announce partner institutions for this program • 36 - patient Phase I/II trial for all solid tumor cancers Use to obtain rapid demonstration of efficacy in multiple cancers » Endpoint -- tumor regression (shrinkage) – occurs within weeks or months » Trial not blinded – data visible while trial is ongoing » To be conducted in both US and Europe • Phase I/II trial for metastatic colon cancer Use as part of basis for potentially seeking early conditional approval » Colon cancer is #2 cause of cancer deaths, exceeded only by lung cancer » Metastatic colon cancer is nearly always considered inoperable; prognosis bleak » Conditional product approval can be possible in Europe after Phase II with compelling data, for severe unmet medical needs » Europe also considering new accelerated regulatory pathways for cell therapies

14 Dendritic Cells Direct the Whole Immune System 14 INNATE IMMUNE SYSTEM ADAPTIVE IMMUNE SYSTEM “First - responders” (within hours/days) Response is automatic Response is non - specific (not tailored to each particular threat ) Follow - on defense (within week or weeks) Response is triggered by exposure to particular threat (activation + “education”) Response is specific & creates memory (tailored to each particular threat) B Cells Antibodies Helper T Cells Killer T Cells CELLULAR IMMUNITY Natural Killer Cells, Neutrophils, Granulocytes, Macrophages HUMORAL IMMUNITY DENDRITIC CELLS the “General” of the immune army DCVax ® gives 2 signals: “marching orders” & shift into attack mode what to attack

Simplicity Through Advanced Technologies

Front end simplicity



Collection of tumor tissue (in kit) instead of throwing away



Blood draw (leukapheresis) to obtain immune cells

Advanced technologies behind the scenes

- Batch manufacturing
- Automation (TFF and other)
- Cryopreservation, banking
- Shipping/distribution
- Information technologies
- Immune monitoring, timing
- 3D tumor cell culture (future)
- Proteomics profiles of tumor proteins (biomarkers) (future)

Back end simplicity



Simple intra-dermal injection, similar to flu shot or insulin shot.

No processing steps at clinic.

No special equipment – ordinary syringe.

No toxicity.

Northwest Biotherapeutics

15

16 After Decade of Development, DCVax ® - L In Phase III Trial 99 2000 01 02 03 04 05 06 07 08 09 10 11 12 First Phase I/II trial in GBM brain cancer Second Phase I/II trial in GBM brain cancer Phase III trial in GBM Phase II trial in GBM Phase I/II trial in ovarian cancer FDA grants Orphan Drug status EU grants Orphan Drug status FDA approves Phase III status UK approves Phase III trial

17 Impressive Clinical Trial Results to Date With DCVax - L® 17 Newly diagnosed GBM brain cancer patients Standard of care 1 DCVax ® - L Time to progression (recurrence of tumor) 6.9 months 2 years Overall survival 14.6 months 3 years 1 Stupp data from 573 patients -- the “gold standard” benchmark for GBM brain cancer treatments. N Engl J Med 352: 987 - 96, 2005

18 Months 0 20 40 60 80 Proportion not progressed 0.0 0.1 0.2 0.3 0.4 0.5 0.6 0.7 0.8 0.9 1.0 8.1 26.4 Newly Diagnosed GBM: Progression Free Survival “ P value” = 0.00001 (i.e., 1 in 100,000 p robability that these trial results were random) Patients treated with DCVax ® - L Matched patients treated at same hospital, with Standard of Care

19 Months 0 20 40 60 80 100 120 Proportion surviving 0.0 0.1 0.2 0.3 0.4 0.5 0.6 0.7 0.8 0.9 1.0 17 36.4 Newly Diagnosed GBM: Overall Survival P value = 0.0003 (i.e., 3 in 10,000 p robability that these trial results were random) Patients treated with DCVax ® - L Matched patients treated at same hospital, with Standard of Care

20 Phase III GBM Brain Cancer Trial Currently Under Way • 300 - patient , randomized (2:1), double blind, placebo controlled Phase III trial: the “gold standard” in clinical trial design • Primary endpoint: PFS ( progression free survival) • Secondary endpoints include OS ( overall survival) • Crossover arm for patients who progress • Treating patients who have newly diagnosed GBM • 41 clinical trial sites across US; Additional US sites in process • 30 sites pending in Europe: 6 UK sites; 24 German sites • ~16 - 18 mos. to reach top line results (PFS primary endpoint of trial), with enrollment occurring at maximum sites

21 Metastatic Brain Cancers: 500,000 1/3 US, 1/3 Europe, 1/3 RoW Market Potential of just GBM… US & Europe… 50% market share: 12,000 patients/year x $110K/patient = $1.32 billion DCVax ® - L for Brain Cancer Offers Large Market Potential Comparison: Temodar -- adds 10 weeks survival -- market saturation

22 Prostate Cancer Course of Disease 22 Early Stage 30 - 40% fail in 5 yrs No metastasis First Line Therapy • Surgery • Radiation • Branchytherapy Hormone Dependent All fail in 5 yrs No metastasis Second Line Therapy • Anti - androgen hormone therapy Hormone independent Diagnosis Death Period w/o Metastasis (85 - 90% of patients) 36 mos . Med. survival No approved treatments Metastasis (occurs immediately in 10 - 15% of patients) 18 mos . Med. survival NWBT vaccine Taxoterre Zytiga Xtandi Provenge

23 DCVax ® - Prostate -- Unparalleled Clinical Benefits 23 § Group A: Patients with no metastases (85% of market) § Currently no approved treatments/standard of care for these patients Natural course of disease 1 DCVax ® - Prostate Median time to disease progression 28 - 34 weeks 59 weeks Median survival 36 months 2 >54 months & continuing 1 No Standard of care 2 Schulman et al, J Urol ,: 172:141, 2004 Hormone independent (late stage) prostate cancer:

24 DCVax ® - Prostate: Unparalleled Clinical Benefits 24 § Group B: Patients with metastases (15% of market) § Currently only 2 approved drugs Std. of care (Taxotere) Dendreon 3 DCVax ® - Prostate4 Median survival 18.9 months 25.9 months 38.7 months Overall survival at 3 years 11% 33% 64% 1 Petrylate et al., N Eng J Med., 351:15 2 Small et al., J Clin Oncol 24: 3089 - 94, 2006 3 Phase III trials 4 Phase I/II trial Hormone independent (late stage) prostate cancer: Zytiga & Xtandi comparable to Provenge

NWBT’s DCVax ® Prostate vs. Dendreon’s Provenge ® DCVax ® Prostate Provenge ® Target PSMA - Attractive PAP - Problematic Active Drug High Concentration >80% Active Ingredient Low Concentration ≤ 15% Active Ingredient Delivery Intra - dermal Similar to flu shot IV Infusion Invasive, cumbersome Economics 1 Mfg Run = 3 Years Trtmt Approx. $37K/ yr 1 Mfg Run = 1 Month Trtmt $93K for 1 month Addressable Mkt 80 - 85 % of all late stage prostate cancer 15 - 20 % of all late stage prostate cancer 25

Cost - Effective, Rapid Batch Manufacturing • DAY 1: Tumor tissue & blood at manufacturing facility. • DAY 2: Precursors of dendritic cells isolated. • DAY 2 - 7: Precursors differentiated into dendritic cells. • DAY 7: Dendritic cells “educated” by exposure to biomarkers from tumor tissue. • DAY 8: “Educated” dendritic cells harvested & frozen. Manufacturing finished. (Release tests follow) Single run yields 3 - year supply of drug. Only 2 grams of tumor tissue needed. 26

27 Manufacturing Established In Both US and Europe More than 2 years’ work completed to effect technology transfer and obtain all regulatory & institutional approvals for manufacturing in Europe. Manufacturing established in US for more than 8 years.

28 Manufacturing Located At Major Air Hubs in US & Europe US manufacturing in Memphis, TN: worldwide air hub of both FedEx & UPS German manufacturing in Leipzig, Germany: European and international logistics hub (DHL & other)

29 Solid Intellectual Property Coverage: DCVax Product and Platform DCVax - Brain: § orphan status granted in US (allows 7 years market exclusivity) § orphan status granted in EU (allows 10 years market exclusivity ) DCVax - Prostate: § composition and methods coverage issued Other platform coverage: § isolation, maturation and “education” of dendritic cells § TFF system -- automation of manufacturing § methods of delivery to patients 29 Over 130 patents issued and pending, worldwide

30 Financial Profile Outstanding shares: 21 million (including debt conversions) Share price (at close on 10 - 26 - 12): $5.75 Offering: $25 million Use of proceeds: ~85% Phase III trial with DCVax - L & company ops ~15% Phase I/II trial with DCVax - Direct Additional funding: $5.5 million grant awarded May 2012, not yet used (and eligible for additional grants) Cash balance at last 10Q: $430,000 Cash raised since last 10Q: $9.3 million Monthly burn: Phase III clinical trial -- $1.5 million Company operations & IP -- $350,000 & $50,000 Market Cap: $121 million (assuming a share price of $5.75)

31 NWBT Overview • Immune therapies for cancer: right time, right place . • DCVax ® platform technology. Multiple chances to win . • 3 product lines : 2 products at Phase III stage, 1 product at Phase I/II • 2 products applicable to all solid tumor cancers (cancers in any tissues) • Phase III trial and manufacturing in both US & Europe • Late stage : Phase III trial underway; top line results in 16 - 18 mos. • News flow from multiple other programs while Phase III under way • Positive clinical results to date: adding years, without toxicity • Attractive product economics, due to cost effective batch mfg. • Solid intellectual property : >130 issued and pending patents • Experienced management team; exceptional partners